Exhibit 10.8
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (this “Agreement”) is entered into and effective this 14th day of January, 2008 (the “Effective Date”), by and between Madison Square Federal Savings Bank (the “Bank”) and Kay Webster (the “Employee”). The Bank and the Employee are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.
     WHEREAS, the Employee currently serves as the Vice President — Human Resources and Corporate Secretary of the Bank and the Parties wish to define each of their respective rights and obligations with respect to the Employee’s continued employment with the Bank by executing this Agreement; and
     WHEREAS, the Board of Directors (the “Board”) of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to her assigned duties.
     NOW, THEREFORE, it is AGREED as follows:
     1. Defined Terms. When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.
          (a) “Affiliate” means any “parent corporation” and any “subsidiary corporation” of the Bank, as such terms are defined in Section 424 of the Code.
          (b) “Bank” has the meaning given such term in the opening paragraph of this Agreement.
          (c) “Business Relation” has the meaning given such term in Section 7(c) hereof.
          (d) “Cause” means, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.
          (e) “Change in Control” means any one of the following events:
               (i) The consummation of a transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes, within the 12-month period ending on the date of such person’s most recent acquisition, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 25% of the voting power of the then outstanding securities of the Bank; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Bank becomes a subsidiary of another corporation and in which the stockholders of the Bank, immediately prior to the transaction, will beneficially own, immediately after the transaction, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the other corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); and provided further that ownership or control of the Bank’s voting securities, individually or collectively, by any Affiliate that is a bank or any benefit plan sponsored by the Bank or any Affiliate shall not constitute a Change of Control;
               (ii) The consummation of (1) a merger, consolidation, or similar extraordinary event involving the Bank and another entity (including the acquisition of control of the Bank under 12 C.F.R. Part 574) where the stockholders of the Bank, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (2) a sale or other disposition of all or substantially all of the assets of the Bank; or
               (iii) During any 24-month period, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s stockholders, of each director of the Bank first elected during such period was approved by a vote of at least two-thirds of the directors of the Bank then still in office who were directors of the Bank at the beginning of any such period.
                    For purposes of this paragraph (d), the term “stockholder of the Bank” shall contemplate member of the Bank so long as the Bank is a mutual savings association.
          (f) “COBRA” means the federal Consolidated Omnibus Budget Reconciliation Act.
          (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations thereunder, as interpreted through applicable rulings in effect from time to time.
          (h) “Code § 280G Maximum” means the product of 2.99 and the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

          (i) “Confidential Information” has the meaning given such term in paragraph (b) of Section 13 hereof.
          (j) Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform her duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan or, if the Bank has no such plan in effect, which impairs the Employee’s ability, in the Board’s sole discretion, to substantially perform her duties under this Agreement for a period of 180 consecutive days.
          (k) “Effective Date” has the meaning given such term in the opening paragraph of this Agreement.
          (l) “Employee” has the meaning given such term in the opening paragraph of this Agreement.
          (m) “Expiration Date” has the meaning given such term in paragraph (d) of Section 9 hereof.
          (n) “FDIA” means the Federal Deposit Insurance Act.
          (o) “FDIC” means the Federal Deposit Insurance Corporation.
          (p) “Good Reason” means, without the specific written consent of the Employee, any of the following events that is not cured by the Bank within 30 days after it receives written notice thereof from the Employee:
               (i) The assignment by the Bank to the Employee of duties and responsibilities materially different from those normally associated with her position, or a material diminution or reduction by the Bank in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank;
               (ii) A 10% or greater reduction by the Bank in the Employee’s base salary from the base salary set forth in this Agreement, as the same may be increased from time to time;
               (iii) The failure by the Bank or any successor to continue in effect any employee benefit plan or program of the Bank (excluding any fringe benefit and any equity compensation plan) in which the Employee is entitled to participate under this Agreement (or plans providing the Employee with at least substantially similar benefits in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect from time to time; or the taking of any action, or the failure to act, by the Bank or any successor which would adversely affect the Employee’s continued participation in any of such plans or which would materially reduce her benefits under any of such plans; or

               (iv) The Bank’s requiring the Employee to move her personal residence, or perform her principal executive functions, more than 30 miles from her primary office as of the later of the Effective Date and the most recent voluntary relocation by the Employee.
          (q) “Intellection Property” has the meaning given such term in Section 14 hereof.
          (r) “Parties” and “Party” have the meanings given such terms in the opening paragraph of this Agreement.
          (s) “Payment Date” means each date on which a payment or benefit contemplated under this Agreement is scheduled to be paid or made available and, additionally in the case of paragraph (h) of Section 9 hereof, each date on which a waiver of any payment is granted to the Employee.
          (t) “Person” has the meaning given such term in paragraph (a) of Section 7 hereof.
          (u) “Protected Period” shall mean the period that begins on the date of a Change in Control and ends on the earlier of the first anniversary of the date of such Change in Control or the expiration date of this Agreement.
          (v) “Term” has the meaning given such term in Section 6 hereof.
     2. Employment. During the Term of this Agreement, the Employee shall continue to serve as the Vice President — Human Resources and Corporate Secretary of the Bank and shall perform those duties assigned to her by the Board. During the Term of this Agreement, the Employee shall devote her full time employment and best efforts to serving as an employee of the Bank; provided, however, that during the Term the Employee may engage in any activity unrelated to her employment hereunder so long as such activity does not interfere with the performance of her duties hereunder, including, without limitation, the performance of her covenants contained in Section 7, Section 13 and Section 14 hereof. The Employee agrees to faithfully and competently perform all of the duties assigned to her, to abide by all policies and procedures adopted by the Bank from time to time, and to report to such Bank representatives as directed.
     3. Base Salary. Beginning on the date hereof, the Bank shall pay the Employee, and the Employee hereby agrees to accept, as annual base salary for all services rendered hereunder, a base salary of Sixty-One Thousand Dollars ($61,000) per annum, which shall be paid in accordance with the Bank’s normal payroll practices for its salaried employees from time to time in effect. Such rate of salary may be increased, but not decreased, and any rate of salary so increased may be further increased, but not decreased, from time to time by such amount as the Bank’s Board of Directors may determine.

     4. Discretionary Bonuses. The Employee may receive such additional compensation, as bonuses, as the Board may from time to time determine to grant.
     5. Benefits. In addition to the compensation described in Section 3 and Section 4 hereof:
          (a) The Employee shall be entitled to continue her participation in all employee benefit programs in which she participates as of the Effective Date and shall be entitled to participate in all employee benefit programs for the benefit of any of the Bank’s full-time employees that may be implemented in the future, including, without limitation, retirement plans, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that, in all cases, the Employee qualifies or is otherwise eligible to participate in such programs under their terms, rules and regulations. Notwithstanding the foregoing sentence, the Bank does not guarantee the adoption of any particular employee benefit plan or program, or, subject to the Employee’s right to terminate her employment hereunder for Good Reason, the continuance of any plan or program, during the Term.
          (b) The Employee shall be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Bank from time to time in effect.
          (c) The Employee shall be entitled to reimbursement for properly documented and appropriate business expenses incurred by the Employee upon terms established by the Bank.
     6. Term of Agreement. The term of this Agreement shall be three (3) years, commencing on the Effective Date and terminating on January 14, 2011 (the “Term”); provided, however, that on or before each anniversary date of the Effective Date, the Bank’s Board of Directors shall determine in a duly adopted resolution whether the then-current Term shall be extended by an additional one-year period, which determination shall be based upon whether the performance of the Employee has satisfied the Board’s requirements and standards and the needs of the Bank. Only those members of the Board of Directors who have no personal interest in this Employment Agreement shall discuss and vote on the review and approval of such an extension. Notwithstanding the foregoing, however, this Agreement is subject to termination prior to the expiration of the Term in accordance with Section 9 or Section 10 hereof.
     7. Loyalty and Non-Solicitation.
          (a) Loyalty to the Bank. During the Employee’s employment with the Bank, the Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any person, entity or group (a “Person”) other than for the Bank, compete with or otherwise engage in the sale of any products or the performance of any services which are comparable to, or which are intended to substitute for, the products or services offered by the

Bank. Nothing in this paragraph (a) shall be deemed to prevent or limit the Employee’s right to invest in the securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.
          (b) Restrictive Covenants. During the Employee’s employment with the Bank and for 18 months after the Employee ceases to be employed with the Bank, the Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of Person other than for the Bank, take any of the following actions: (i) solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any products or services which are comparable to, or which are intended to substitute for, products or services offered by the Bank during the Employee’s employment with the Bank; (ii) employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any person who was employed by or any Person who was engaged as an independent contractor by the Bank during the preceding 18 months; or (iii) encourage any Person to reduce its business with the Bank or to reduce its employment with or provision of services to the Bank; provided that an advertisement in a newspaper or other publication of general circulation that is not targeted at a specific person shall not constitute a solicitation for purposes of this paragraph (b).
          (c) Business Relation Defined. For purposes of this Agreement, the term “Business Relation” means any Person who, at any time during the Employee’s employment with the Bank, was a Person (i) that is or was a customer of the Bank, (ii) that had entered into any contract or other arrangement with the Bank for the provision of services or the sale of products, (iii) to whom the Bank had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom the Bank entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.
          (d) Acknowledgement. The Employee hereby acknowledges and agrees that the restrictions contained in this Section 7 regarding geographical scope, length of term and types of activities restricted, are reasonable and will not create a hardship to or burden for him; and that the Employee has no intention of competing with the Bank within such limitations.
     8. No Disparaging Statements. During the Employee’s employment with the Bank and for 12 months after the Employee ceases to be employed with the Bank, except as may be required by law, (a) the Employee will not make any statements or comments of a disparaging nature to third parties regarding the Bank or its officers, directors, personnel or products and (b) the Bank will not make any statements or comments of a disparaging nature to third parties regarding the Employee.

     9. Termination of Employment Prior to Expiration of Term. Subject to Section 10 hereof, the Employee’s employment hereunder may be terminated prior to the expiration of the then current Term as provided in this Section 9.
          (a) Termination Upon Employee’s Death. The Employee’s employment under this Agreement shall terminate upon her death during the Term, in which event the Employee’s estate shall be entitled to receive all unpaid base salary, bonus amounts and benefits that have accrued through the date of death.
          (b) Termination Upon Employee’s Disability. The Bank may terminate the Employee’s employment under this Agreement after having established her Disability, in which event the Employee shall be entitled to the compensation and benefits provided for under this Agreement for the period that starts on the date the Employee is first unable to perform her services hereunder (as determined by the Bank) due to the physical or mental infirmity that is the basis for the Disability and ends on the date on which the Employee’s employment is terminated due to such Disability; ; provided that the foregoing compensation and benefits shall be reduced dollar for dollar by any benefits paid to the Employee in respect of such period pursuant to any disability plan of the Bank. During any period that the Employee receives benefits pursuant to this paragraph (b), and to the extent that the Employee shall be physically and mentally able to do so, (i) she shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank, (ii) she shall make himself available to the Bank to undertake reasonable assignments consistent with her prior position and her physical and mental health, and (iii) the Bank shall pay all reasonable expenses incident to the performance of such assistance and assignments.
          (c) Termination by Bank for Cause. The Board may, by written notice to the Employee, immediately terminate the Employee’s employment under this Agreement at any time for Cause, in which case the Employee shall be entitled to receive only the unpaid base salary, bonus amounts, and benefits that have accrued through the date of termination. The Bank shall deliver to the Employee a copy of the resolution duly adopted by the Board (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board, such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination), finding that the Employee was guilty of conduct constituting Cause. The notice provided to Employee pursuant hereto shall specify in detail the particulars of the conduct constituting Cause. If the Board thereafter determines that such conduct did not constitute Cause and the Employee’s employment hereunder is reinstated, then the Employee shall be entitled to receive back pay for the period following termination and continuing through reinstatement. If the Employee’s employment is not reinstated as contemplated by the preceding sentence, then the termination of employment shall be deemed to have occurred pursuant to Section 9(d) hereof and the Employee shall be entitled to the compensation and benefits provided therein.

          (d) Termination by Bank Without Cause. The Board may, by written notice to the Employee, immediately terminate the Employee’s employment under this Agreement at any time and for any reason other than her Disability or for Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs during the Protected Period, in which event the compensation and benefits provided for in Section 10 hereof shall apply):
               (i) all unpaid base salary, bonus amounts, and benefits that have accrued through the date of termination of employee; and
               (ii) provided that the Employee has complied in all respects, from the Effective Date through and including each Payment Date, with her obligations hereunder: (A) the continuation of salary, at the rate provided pursuant to Section 3 hereof (as adjusted to date), from the date of termination of employment through the expiration date of the Term (the “Expiration Date”), plus, in the event such termination occurs after the second anniversary of the Effective Date, said salary for an additional 12-month period; and (B) continued participation through the Expiration Date in the life insurance programs in which the Employee would have been eligible to participate through the Expiration Date based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment to the extent the Employee continues to qualify for participation therein after such termination; provided that in the event the Employment does not continue to qualify for participation in any such program, the Bank shall reimburse the Employee for the cost to the Employee of obtaining substantially similar benefits on her own.
               Severance payments due pursuant to item (ii)(A) of this paragraph (d) shall be paid in accordance with the Bank’s normal payroll practices for its salaried employees from time to time in effect and shall terminate at such time as the Employee obtains employment with another financial institution comparable in nature to her employment at the Bank at the time of termination.
          (e) Termination by Employee for Good Reason. The Employee shall have the right, at any time within 60 days after an event that constitutes Good Reason, to terminate the Employee’s employment under this Agreement, in which case the Employee shall be entitled to receive the compensation and benefits payable under, and in accordance with, paragraph (d) of this Section 9 (unless such termination occurs during the Protected Period, in which event Section 10 hereof shall apply).
          (f) Termination or Suspension Under Federal Law.
               (i) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of FDIA (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this

Agreement shall terminate, as of the effective date of the order, but vested rights of the Parties shall not be affected.
               (ii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph (f)(ii) shall not affect the vested rights of the parties.
               (iii) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. if the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
               (iv) All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank by (i) the Director of the Office of Thrift Supervision, or her designee, at the time that the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the Office of Thrift Supervision, or her designee, at the time the Director of the Office of Thrift Supervision, or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the Office of Thrift Supervision to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.
          (g) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Bank during the Term for any reason other than Good Reason, upon at least 90 days’ prior written notice to the Board. Upon such termination, the Employee shall be entitled to receive only the unpaid base salary, bonus amounts and benefits that have accrued through the date of termination. Notwithstanding the foregoing, the Board shall have the option upon receipt of the Employee’s written notice delivered pursuant to this paragraph (g) to pay the Employee 90 days’ base salary, plus any accrued but unpaid bonus amounts and any other unpaid benefits that have accrued or would accrue through the 90-day notice period, in lieu of Employee working during such notice period.
          (h) Post-Termination Health Insurance. Except in the cases of (i) a termination of the Employee’s employment by the Bank for Cause, (ii) a termination of the Employee’s employment by the Employee prior to the expiration of the Term for a reason other than Good Reason, and (iii) and a termination fo the Employee’s employment pursuant to Section 10 hereof, and provided in all cases that the Employee has complied in all respects, from the Effective Date through and including each Payment Date, with her obligations hereunder, (A) for each month following the termination of the Employee’s employment with the Bank that she remains eligible for continuation coverage under COBRA, the Bank will waive any payments that it would otherwise charge to the Employee for COBRA family coverage; provided, however, that the Bank shall have no obligations under this paragraph (h) if the Employee becomes employed by or an independent contractor to a party unrelated to the Bank or its successor which makes health insurance available to the Employee (with or without charge). The Bank shall have no obligation to pay, or reimburse the Employee for the payment of, any income or other tax liability owed by the Employee in connection with any payments made by the Bank pursuant to this paragraph (h).
          (i) No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise.
     10. Termination in Connection with a Change in Control.
          (a) Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in paragraph (b) of this Section 10 in the event that either (i) the Employee voluntarily terminates her employment within 60 days following an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the Bank or its successor in interest terminates the Employee’s employment without the Employee’s written consent for any reason other than Cause during the Protected Period.
          (b) Amount of Severance Benefit. If the Employee becomes entitled to collect severance benefits pursuant to paragraph (a) of this Section 10, then, in addition to all unpaid base salary, bonus amounts and benefits that have accrued through the date of termination, the Bank shall pay the Employee an amount equal to the difference between the Code § 280G Maximum and the sum of any other payments in the nature of compensation to the Employee that are contingent on the Change in Control. The Employee shall be entitled to determine which and how much of any other payments shall be reduced, if necessary, to reach the Code § 280G Maximum.
          (c) Timing of Payment. The amount payable under this Section 10 shall be paid in one lump sum within 10 days after the date of the termination of the Employee’s employment.
          (d) Exclusive Compensation. The severance benefits provided for in this Section 10 shall be the only compensation and benefits to which the Employee shall be entitled in connection with the termination following a Change in Control as described in paragraph (a). Without limiting the foregoing, Section 9 of this Agreement shall not apply to or govern any such termination.
     11. Compensation and Benefits Subject to Withholding. The Bank may withhold all federal, state, local income or other taxes from any compensation or benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

     12. Other Provisions Relating to Severance Payments.
          (a) Compliance with Certain Federal Laws. Notwithstanding any provision of this Agreement to the contrary, the amount of all compensation and benefits payable to the Employee under this Agreement in connection with any termination of the Employee’s employment hereunder shall be reduced to the extent such amount exceeds the limitation on permissible severance benefits set forth in Section 310 of the Office of Thrift Supervision’s Regulatory Handbook, as amended, superseded or replaced from time to time. Additionally, any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828 (k) and FDIC regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.
          (b) Full and Final Compensation. The compensation and other benefits made pursuant to Sections 9 or 10 hereof following the termination of the Employee’s employment with the Bank shall be considered full compensation in payment for all claims under this Agreement, and the Employee shall not be entitled to any other compensation or benefits.
          (c) Offset. Upon termination of the Employee’s employment with the Bank, the Bank shall have the right to deduct from the amount due the Employee any amounts which the Employee owes the Bank.
     13. Confidential Information.
          (a) Covenant. The Employee acknowledges that her relationship with the Bank shall of necessity provide her with specialized knowledge concerning the Bank, which, if used for the benefit of others or disclosed to others, could cause serious harm to the Bank. Accordingly, the Employee covenants that she shall not at any time, directly or indirectly, use, appropriate or disclose to others, or permit the use of or appropriation by or disclosure to others of, any Confidential Information (as hereinafter defined) except as expressly provided herein.
          (b) Permitted Use. While engaged as an employee of the Bank, the Employee may use Confidential Information only for the purpose that is necessary to the carrying out of the Employee’s duties as set forth herein or assigned to her by the Bank, and the Employee may not make use of any Confidential Information after she is no longer an employee of the Bank.
          (c) Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means all information of the Bank, whether oral, written, computerized, digitized or otherwise, regarding the Bank or the Bank’s business, including, without limitation, information regarding the Bank’s customers, referral sources, insurance carriers, sales and marketing information, costs, prices, earnings, business plans, financial information and forecasts, contracts, business arrangements, methods of operation, business strategies, prospects, and Intellectual Property (as hereinafter defined), whether or not such information is deemed “trade secrets” under applicable law. Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement, (ii) was available to the public on a non-confidential basis from a source other than the Bank, (iii) is made available to a third party on a non-confidential basis by the Bank, (iv) was already known to the Employee at the time of disclosure by the Bank, or (v) is required to be disclosed by legal process or applicable law.
     14. Intellectual Property. The Employee agrees that any and all information, reports, other documents and other works (whether in an electronic format or otherwise) created for or on behalf of the Bank by the Employee during the Employee’s employment with the Bank, whether or not developed on Bank premises or equipment or during normal Bank business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Bank. To the extent that such Intellectual Property is not considered work made for hire, the Employee hereby assigns to the Bank (or its nominee) any and all interest that the Employee may now or in the future have in the Intellectual Property. Upon request by the Bank, the Employee shall execute and deliver to the Bank any document or instrument that may be necessary to secure or perfect the Bank’s title to or interest in any Intellectual Property so assigned.
     15. Return of Bank Property. The Employee agrees that upon termination of employment the Employee will: (a) promptly return to the Bank all Confidential Information, all Intellectual Property, and all other property of the Bank, including but not limited to all correspondence, manuals, notebooks, lists of customers and suppliers, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in the Employee’s possession or control; (b) not take any action to preserve or regain access to such information through any means, including but not limited to access to the Bank’s facilities or through a computer or other digital or electronic means; and (c) promptly pay all amounts due, owing or otherwise payable by the Employee to the Bank.
     16. Employee’s Representations and Warranties.
          (a) No Prior Agreements. The Employee represents and warrants that she is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect her ability to perform her obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 7 of this Agreement.
          (b) Information of Others. The Employee represents, warrants and covenants that she will not disclose to the Bank or otherwise use, in the course of her employment with the Bank, any confidential information or intellectual property which she is restricted from disclosing or using pursuant to any other agreement or duty to any other person.
     17. Bank’s Remedies for Breach. The Employee recognizes that a violation by her of any provision of this Agreement may cause irreparable injury to the Bank, and there may be no adequate remedy at law for such violation. Therefore, the Employee agrees that, in addition to any other remedies available to the Bank, including, without limitation, all damages incurred, the Bank shall have the right, in the event of the Employee’s breach or threatened breach of any provision hereof to obtain an injunction and/or temporary restraining order against such breach or threatened breach or specifically enforce this Agreement. The Bank’s rights and remedies specified in this Agreement are in addition to and not in lieu of any rights available under applicable law and regulations, including, without limitation, those laws and regulations governing trade secrets and other proprietary information.
     18. Indemnification. The Bank agrees that, to the fullest extent permitted by applicable law, its Bylaws shall provide for indemnification of the Employee during the Term of this Agreement, and that it will at all times maintain adequate director’s and officer’s liability insurance covering the Employee.
     19. Reimbursement for Enforcement Proceedings. In the event that any dispute arises between the Parties as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, the prevailing Party shall be reimbursed by the other Party for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, provided that the prevailing Party obtains either a written settlement or a final judgment by a court of competent jurisdiction substantially in such Party’s favor.
     20. Miscellaneous.
          (a) Complete Agreement. This Agreement is absolute and unconditional and constitutes the full, complete, and entire understanding between the Parties with respect to the subject matter of this Agreement. No other promises, representations, statements, warranties, covenants or undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters which are not specifically incorporated herein shall be deemed in any way to exist or to bind any of the Parties hereto.
          (b) Amendment; Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Parties; provided, however, that the Bank may amend this Agreement, without the consent of the Employee, as the Bank deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Agreement, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or relinquishment or any night or power hereunder at any one instance or instances be deemed a waiver or relinquishment of such right or power at any other time or times.
          (c) Severability; Modification. The Parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, including, in particular, Section 7, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (ii) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The Parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable law.
          (d) Governing Law. Except to the extent preempted by federal law, this Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT. Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.
          (e) Binding Effect. The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns and their representatives. This Agreement may be assigned by the Bank to any third party in connection with any sale of the Bank’s business or other extraordinary transaction. This Agreement may not be assigned by the Employee.
          (f) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (g) Notices. All notices and communications hereunder shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such Party; if intended for the Bank, such notice or communication shall be addressed to it, to the attention of its President/CEO, at the principal office of the Bank; if intended for the Employee, such notice or communication shall be addressed to the Employee at the Employee’s address as shown in the Bank’s records.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
          (i) Survival. The provisions of Sections 1 and 7 through 20, inclusive, of this Agreement shall survive the termination of this Agreement and the Employee’s employment hereunder.
          IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	MADISON SQUARE FEDERAL SAVINGS BANK:

/s/ Michael P. Gavin	By:	/s/ Mark J. Lax

President		Name: Mark J. Lax
Title: Chairman, Compensation Committee

WITNESS:	EMPLOYEE:

/s/ David S. Wallace	/s/ Kay Webster

Kay Webster